UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 15, 2008

CLEVELAND-CLIFFS INC

(Exact Name of Registrant as Specified in Charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114-2589
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (216) 694-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 15, 2008, Cleveland-Cliffs Inc, an Ohio corporation (the “Company”), entered into a merger agreement (the “Merger Agreement”) with Daily Double Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Alpha, with Alpha continuing as the surviving corporation and a direct, wholly owned subsidiary of the Company (the “Merger”).

At the effective time and as a result of the Merger, Alpha stockholders will be entitled to receive in exchange for each issued and outstanding share of Alpha common stock: (i) $22.23 in cash and (ii) 0.95 common shares of the Company.

The receipt of the Company common shares by Alpha stockholders in the Merger is expected to be tax free for U.S. federal income tax purposes.

Immediately following the Merger, Alpha’s stockholders will own approximately 40% of the Company’s common shares and the Company’s shareholders will own approximately 60% of the Company’s common shares. All outstanding Alpha stock options (whether vested or unvested) will be assumed by the Company. Each such option previously exercisable for Alpha common shares will then become exercisable for the Company’s common shares. Unvested restricted shares and performance shares of Alpha will become vested at the effective time of the Merger, with performance shares being cash-settled.

The Company and Alpha have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct their respective businesses in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger. The completion of the Merger is subject to approval by the shareholders of each of the Company and Alpha and the satisfaction of customary conditions, including antitrust approval.

The board of directors of each of the Company and Alpha has adopted a resolution recommending approval and adoption of the Merger and the Merger Agreement by its respective shareholders.

The Merger Agreement contains certain customary termination rights for both the Company and Alpha. If the Company terminates the Merger Agreement because Alpha’s Board of Directors withdraws its recommendation of the deal, or Alpha terminates to accept an alternative transaction, or if the Merger Agreement is terminated in certain circumstances and Alpha enters into or consummates another transaction within one year of such termination, then Alpha will owe the Company a $350 million termination fee. If Alpha terminates the Merger Agreement because the Company’s Board of Directors withdraws its recommendation of the deal, or if the Merger Agreement is terminated in certain circumstances and the Company enters into or consummates another transaction within one year of such termination, then the Company will owe Alpha a $350 million termination fee.

If Alpha’s stockholders do not approve the Merger, Alpha will owe the Company a $100 million termination fee. If the Company’s shareholders do not approve the Merger, the Company will owe Alpha a $100 million termination fee.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed merger, a registration statement on Form S-4 will be filed with the SEC. THE SHAREHOLDERS OF THE COMPANY AND ALPHA ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of the Company and shareholders of Alpha. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Cleveland-Cliffs Inc, Investor Relations, 1100 Superior Avenue, Cleveland, Ohio 44114-2544, or call (216) 694-5700, or from Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, attention: Investor Relations, or call (276) 619-4410.

Participants In Solicitation

The Company and Alpha and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning the Company’s participants is set forth in the proxy statement dated March 26, 2008, for the Company’s 2008 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Alpha’ participants is set forth in the proxy statement dated April 2, 2008, for Alpha’s 2008 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company and Alpha in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2(a)	Agreement and Plan of Merger dated as of July 15, 2008, by and among Cleveland-Cliffs Inc, Daily Double Acquisition, Inc., and Alpha Natural Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ George W. Hawk, Jr
Name:	George W. Hawk, Jr.
Title:	General Counsel and Secretary

Date: July 17, 2008

EXHIBIT INDEX

Exhibit No.	Description
2(a)	Agreement and Plan of Merger dated as of July 15, 2008, by and among Cleveland-Cliffs Inc, Daily Double Acquisition, Inc., and Alpha Natural Resources, Inc.